As filed with the Securities and Exchange Commission on September 14, 1995. Registration No. 33-__________

                     SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         PRE-PAID LEGAL SERVICES, INC.
                (Name of registrant as specified in its charter)
        Oklahoma               321 East Main Street              73-1016728
(State or jurisdiction of       Ada, Oklahoma 74820           (I.R.S. Employer
incorporation or organization)    (405) 436-1234             Identification No.)
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   Randy Harp
                              321 East Main Street
                              Ada, Oklahoma 74820
                                 (405) 436-1234
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                           J. Bradford Hammond, Esq.
                  Crowe & Dunlevy, A Professional Corporation
                              500 Kennedy Building
                                321 South Boston
                           Tulsa, Oklahoma 74103-3133
                                 (918) 592-9800

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
===========================================================================================================
                                                   Proposed           Proposed
 Title of Each Class of           Amount to         Maximum            Maximum
 Securities to be Registered     be Registered    Offering Price      Aggregate         Amount of
                                                   Per Share(2)     Offering Price(2)  Registration Fee
-----------------------------------------------------------------------------------------------------------
Common Stock                       2,012,490(1)      $7.69             $15,476,048         $5,337
===========================================================================================================

(1) Certain of the shares of Common Stock being registered hereby are issuable upon exercise of options or warrants issued by of the Registrant. There is also being registered hereby an indeterminable number of shares of Common Stock as may become issuable pursuant to the antidilution provisions governing such options or warrants.

(2) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of the Common Stock as reported on the American Stock Exchange on September 12, 1995.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                         PRE-PAID LEGAL SERVICES, INC.

                                  COMMON STOCK


     This Prospectus relates to up to 2,012,490 shares of common stock, $0.01 par value per share ("Common Stock"), of Pre-Paid Legal Services, Inc. (the "Company") which may be offered and sold from time to time by certain persons named herein (the "Selling Shareholders").

     The shares included in this Prospectus for offer and sale by the Selling Shareholders consist of outstanding shares of Common Stock and shares of Common Stock issuable upon exercise of certain options and warrants issued by the Company. For more information, see "Selling Shareholders" elsewhere herein.

     The distribution of the shares included in this Prospectus by each Selling Shareholder may be effected from time to time in one or more transactions which may involve individual or private transactions, transactions on the American Stock Exchange ("AMEX"), negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In connection with such transactions, the Selling Shareholders may employ brokers who may receive commissions for sales made by them.

     No part of the proceeds of the sale by the Selling Shareholders of the shares included in this Prospectus will be received by the Company. The Company will bear expenses in connection with the offering of the shares estimated to be approximately $12,000.

     The  Common  Stock of the  Company  is listed on the AMEX  under the symbol
"PPD."



     SEE INVESTMENT CONSIDERATIONS FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.



     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






                 The date of this Prospectus is _______, 1995.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission, except that copies of the exhibits may not be available at certain of the Regional Offices:
Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. The Common Stock of the Company is listed on the American Stock Exchange, and reports, proxy statements and other information may also be inspected at the public reference facility maintained by that exchange.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities included in this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Any interested party may inspect the Registration Statement, and the exhibits thereto, without charge, at the public reference facilities of the Commission and may obtain copies of all or any portion of the Registration Statement from the Commission upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

          1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1994.

          2. The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995.

          3. The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1995.

          4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated October 10, 1986, as amended by the Company's Current Report on Form 8-K dated as of July 20, 1994.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Requests should be made to Pre-Paid Legal Services, Inc., Investor Relations Department, P. O. Box 145, Ada, Oklahoma 74820. The Company's telephone number at that address is (405) 436-1234.

                               TABLE OF CONTENTS

                                                                         Page

Available Information ..................................................   2

Incorporation of Certain Documents by Reference ........................   2

The Company ............................................................   4

Investment Considerations ..............................................   4

Selling Shareholders ...................................................   4

Indemnification and Limitation of Liability of Officers and Directors ..   6

Legal Matters ..........................................................   6

Experts ................................................................   6

No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities covered by this Prospectus in any jurisdiction to any person to whom it is unlawful to make any offer of solicitation. The delivery of this Prospectus at any time does not imply that the information contained or incorporated by reference herein is correct as of any time subsequent to the date hereof or subsequent to the respective dates of the documents incorporated by reference herein.

"Pre-Paid Legal Services" is a registered trademark of the Company. All rights are fully reserved.

                                  THE COMPANY

     The Company develops, underwrites and markets legal expense plans (referred to as "Contracts") which provide for or reimburse a portion of the legal fees associated with a variety of legal services in a manner similar to medical reimbursement plans. The Company or its predecessor has been involved in the prepaid legal services industry since 1972. As a result of over 20 years of experience, the Company has developed a data base concerning utilization of Contract benefits, an extensive network of independent attorneys providing services to its members, and substantial knowledge and experience with respect to the industry's regulatory environment.

     The address of the Company's principal executive offices is 321 East Main Street, Ada, Oklahoma 74820, and its telephone number at that address is (405) 436-1234.


                           INVESTMENT CONSIDERATIONS

     Prospective purchasers of the Common Stock should consider carefully the following.

Dependence on Management.

     The success of the Company depends substantially on the continued active participation of its principal executive officer, Harland C. Stonecipher. Although the Company's management includes other individuals with significant experience in the business of the Company, the loss of the services of Mr. Stonecipher could have a material adverse effect on the Company's financial condition and results of operations.

                              SELLING SHAREHOLDERS

     The following table sets forth as of August 1, 1995 certain information known to the Company with respect to the beneficial ownership of shares of the Company's Common Stock by each Selling Shareholder. Shares proposed to be offered may or may not ultimately be sold by any Selling Shareholder.


                                                                 Shares Beneficially Owned
                                                                     After Offering (1)
                        Shares Beneficially Owned     Shares to
Selling Shareholder         Prior to Offering          be Sold         Number     Percent


Peter M. Joost                      75,322              75,322              -       -
Gerald W. Haddock                   12,050              12,050              -       -
Mark Hart, Jr. as Trustee for the
 Courtney Elizabeth Rainwater Trust 77,129              77,129              -       -
Mark Hart, Jr. as Trustee for the
 Richard Todd Rainwater Trust       77,129              77,129              -       -
Mark Hart, Jr. as Trustee for the
 Matthew James Rainwater Trust      77,129              77,129              -       -
Morton H. Meyerson                  30,129              30,129              -       -
Thomas W. Luce, III, as Trustee for
 the Marti Ann Meyerson 1982 Trust  60,256              60,256              -       -
Thomas L. Kelly, II                  6,026               6,026              -       -
David Albin                          3,013               3,013              -       -
John C. Goff                         1,205               1,205              -       -
Kenneth A. Hersh                       603                 603              -       -
Christopher J. O'Brien                 603                 603              -       -
Anthony L. DiCesare                 42,059              42,059              -       -
Joel Kirshbaum                     238,337             238,337              -       -
Glenn B. Morris                    100,000             100,000              -       -
Sam H. Berry                        25,000              25,000              -       -
Gerald G. Pennington                 5,000               5,000              -       -
Aaron Berger                       150,000             150,000              -       -
Alfonso C. Pena                    450,000             450,000              -       -
Donald Jackson                      62,311              10,000         52,311       *
Charles Carroll                    140,593              17,000        123,593       *
Hazel O. Carroll                    10,000              10,000              -       -
Donald and Lynda Coyle              10,200              10,000            200       *
David J. Strittmatter               18,578              10,000          8,578       *
Leora Gallup                         2,500               2,500              -       -
Mary E. Krause                       2,500               2,500              -       -
Joe and Martha Franklin             16,068              10,000          6,068       *
Brent and Tina Stonecipher          24,750              18,250          6,500       *
Alan and Karen Stonecipher          30,750              18,250         12,500       *
Kenneth Fortner                     19,425              10,000          9,425       *
Paul Fortner                        10,572              10,000            572       *
Ronald Frazier                      20,250               5,000         15,250       *
Whitestone Enterprises, Inc.        85,000              10,000         75,000       *
James T. Hite, III (2)             206,096             110,000         96,096       *
Rosalind Cole                       10,000              10,000              -       -
Kristin Markham                     10,000              10,000              -       -
Larry B. Kimbler                    20,000              20,000              -       -
Mary Ka Cotter                      20,000              20,000              -       -
Roger T. Staubach                  200,000             200,000              -       -
James C. Leslie                     38,000              38,000              -       -
Alan Brant Bryant                   10,000              10,000              -       -
Sharon M. Bell                      10,000              10,000              -       -
Robert Ewing (3)                    10,000              10,000              -       -



_____________
* Less than 1%


(1) Assumes all shares proposed to be offered hereby are sold and no other shares of Common Stock are purchased or sold.

(2)  Includes 100,000 shares issuable upon exercise of outstanding options.

(3)  Consists of 10,000 shares issuable upon exercise of outstanding options.


                  INDEMNIFICATION AND LIMITATION OF LIABILITY
                           OF OFFICERS AND DIRECTORS

     The Bylaws of the Company provide that the Company shall indemnify, and advance litigation expenses to, its directors and officers, and persons serving at the request of the Company as directors or officers of another enterprise, to the fullest extent permitted by the laws of the State of Oklahoma. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors and officers of the Company, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The Oklahoma General Corporation Act authorizes an Oklahoma corporation to limit or to eliminate the personal liability of its directors for monetary damages for breaches of fiduciary duty. Absent such limitation or elimination, a director may be liable to a corporation and its stockholders for monetary damages for conduct constituting gross negligence in the exercise of the duty of care. Although it does not change the duty of care, the Oklahoma General Corporation Act allows the limitation of the available relief to equitable remedies, such as an injunction or rescission. However, such relief may not be effective in all cases. The Certificate of Incorporation of the Company limits the liability of directors to the Company or its stockholders to the fullest extent permitted by the Oklahoma General Corporation Act.


                                 LEGAL MATTERS

     The validity of the issuance of the shares offered hereby will be passed upon for the Company by Crowe & Dunlevy, A Professional Corporation, Oklahoma City, Oklahoma.

                                    EXPERTS

     The consolidated balance sheet of the Company as of December 31, 1994 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheet of the Company as of December 31, 1993 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1993 incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of aid firm as experts in auditing and accounting.

     Any future financial statements hereafter incorporated by reference will be incorporated in reliance upon the reports of the firm auditing such statements and upon the authority of any such firm as experts in auditing and accounting, to the extent that any such firm has audited those financial statements and consented to the incorporation herein by reference of its reports with respect thereto.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table contains an itemized statement of the estimated amounts of expenses in connection with the issuance of the Common Stock which is the subject of the Registration Statement, all of which expenses will be paid by the
Registrant:

     SEC Registration Fee                              $5,337
     Legal Fees and Expenses                            2,500
     Accounting Fees an Expenses                        3,000
     Miscellaneous Expenses                             1,163
          Total                                       $12,000

Item 15. Indemnification of Directors and Officers

     Section 1031 of the Oklahoma General Corporation Act provides broad authority for the indemnification of, and the advancement of litigation expenses to, the directors and officers of an Oklahoma corporation. Section 1066 of the Oklahoma General Corporation Act provides broad authority for the elimination or limitation of the personal liability of directors of an Oklahoma corporation to the Oklahoma corporation and its shareholders for monetary damages for breaches of fiduciary duty. The Amended and Restated Certificate of Incorporation, as amended, and Bylaws of the Registrant provide for indemnification of, and the advancement of litigation expenses to, directors and officers to the broadest extent permitted by Oklahoma law and provided for the elimination and limitation of the personal liability of directors for monetary damages for breaches of fiduciary duty to the fullest extent permitted by Oklahoma law.

Item 16. Exhibits

Exhibit
  No.                                           Description

  5.1 Opinion of Crowe & Dunlevy, a Professional Corporation, on legality of securities.
  23.1    Consent of Crowe & Dunlevy,  a Professional  Corporation  (included in
          Exhibit 5.1).
  23.2    Consent of Deloitte & Touche LLP.
  23.3    Consent of Price Waterhouse LLP.
  24.1    Powers of Attorney.

Item 17.  Undertakings

     The Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, present a fundamental change in the information in the Registration Statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

Provided,  however,  that the  undertakings  set forth in paragraphs  (1)(i) and
(1)(ii) above do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That for determining liability under the Securities Act of 1993, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be treated as the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Ada, State of Oklahoma on September 14, 1995.

                                                   PRE-PAID LEGAL SERVICES, INC.

                                                   By:   /s/ RANDY HARP
                                                   Randy Harp
                                                   Chief Financial Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Name                                Position                  Date

HARLAND C. STONECIPHER*  Chairman of the Board of Director    September 14, 1995
Harland C. Stonecipher   and Chief Executive Officer
                         (Principal Executive Officer)


JACK MILDREN*            President and Director               September 14, 1995
Jack Mildren


KATHLEEN S. PINSON*      Vice President, Controller and       September 14, 1995
Kathleen S. Pinson       Director (Principal Accounting
                         Officer)


/s/RANDY HARP           Chief Financial Officer and Director  September 14, 1995
Randy Harp              (Principal Financial Officer)


PETER K. GRUNEBAUM*     Director                              September 14, 1995
Peter K. Grunebaum


WILBURN L. SMITH*       Director                              September 14, 1995
Wilburn L. Smith


CHARLES H. WALLS*       Director                              September 14, 1995
Charles H. Walls


*By:   /s/ RANDY HARP
       Randy Harp
       Attorney-in-fact

                               INDEX TO EXHIBITS


   Exhibit
      No.                        Description


     5.1 Opinion of Crowe & Dunlevy, A Professional Corporation, on legality of securities.

     23.1 Consent of Crowe & Dunlevy, A Professional Corporation (included in Exhibit 5.1).

     23.2      Consent of Deloitte & Touche LLP.

     23.3      Consent of Price Waterhouse LLP.

     24.1      Powers of Attorney.